Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2004 EARNINGS

November 8, 2004: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,721,000, or $.31 per share, on operating revenues of $26,795,000 for the third quarter of 2004. This compares to net income of $3,870,000, or $.26 per share, on operating revenues of $26,302,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the 22.0% increase in earnings was attributable primarily to the Company’s continuing success at increasing revenues while improving operating efficiencies by containing costs and to an increase in equity income recorded from the Company’s limited partner interests in three wireless partnerships.

Mr. Brown reported that operating revenues increased $493,000, or 1.9%, during third quarter 2004 as compared to third quarter 2003. He said the increase was principally due to the continued expansion of the Company’s Competitive Local Exchange Carrier (CLEC) customer base and the continued penetration of enhanced services, such as Digital Subscriber Line (DSL) and high-capacity data lines, and was lower than increases experienced in prior periods, due primarily to several decreases during the last twelve months in effective intercarrier compensation rates charged by the Company. In this regard, Mr. Brown explained that access revenues were negatively impacted by a revision made in September of 2003 in the percent local use factor used to settle traffic between Verizon and the Company’s CLEC, by the phase down of CLEC interstate access rates pursuant to the Federal Communication Commission’s Access Charge Reform Order and by decreases in effective rates charged for wireless traffic. In addition, the average schedule formulas used to recognize interstate access revenues in the National Exchange Carrier Association pool, in which the Company’s Incumbent Local Exchange Carrier participates, decreased approximately 4% in the third quarter of 2004 over the same quarterly period in 2003.

Operating expenses for the third quarter of 2004 increased $213,000, or 1.1%, over the comparable prior year period. Mr. Brown noted that in anticipation of pressures on its access revenues, the Company had implemented proactive adjustments in its cost structure. He said the Company has been able to keep its growth rate in overall

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2004 EARNINGS

labor costs (inclusive of current and postretirement benefit costs) in the low single digits, reversing the trend of double digit percentage increases in overall labor costs experienced in the past several years. This was accomplished primarily as a result of the 2003 workforce reduction program and through various initiatives to curtail the growth in postretirement benefit costs without any reduction in benefits. The Company is also benefiting from decreases in the costs of operational support system services pursuant to a new contract executed in the third quarter of 2003.

Other income (net) for the third quarter of 2004 improved $1,177,000 from the prior year period mostly due to a $1,066,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships) and a $127,000 decrease in net interest expense as a result of the Company’s increased interest income and debt reduction.

Year to date, 2004 net income increased $3,953,000, or 40.3%, to $13,766,000 from $9,813,000 in the first nine months of 2003, and earnings per share amounted to $.92 as compared to $.65 for the first nine months of 2003. In addition, operating revenues increased $3,368,000, or 4.3%, for the first nine months of 2004, while operating expenses decreased $1,583,000, or 2.6%, and Other income (net) increased $1,781,000 from the comparable period in 2003. Mr. Brown further observed that the year to date favorable comparisons for both net income and operating expenses were due in part to the fact that the prior year to date period was impacted by $2,725,000 in pre-tax charges associated with the 2003 workforce reduction program. These charges decreased net income for the nine-month period ended September 30, 2003 by $1,594,000, or $.11 per share. Otherwise, the factors described above in the third quarter analysis were also the main contributors to the differences in the nine-month results for 2003 and 2004, although some of the decreases in intercarrier compensation rates described in the third quarter revenue analysis above had a more pronounced impact on quarterly comparisons because of the respective effective dates of the decreases.

Turning to operations, Mr. Brown stated that as of September 30, 2004, the Company had 58,717 CLEC access line equivalents (including 2,517 DSL lines) and a total of 11,590 DSL lines sold across all subsidiaries. He said CLEC access line equivalents and consolidated DSL lines had grown 31% and 24%, respectively, over the last twelve months and that the investments the Company had made during the last several years to expand its market presence via the CLEC edge-out strategy and to upgrade its network with the ability to ubiquitously provide broadband services were continuing to serve as principal growth engines for the Company. Mr. Brown concluded his remarks by noting that the Company has made prudent investment decisions not only with respect to the aforementioned operating investments, but also with respect to its investments in the three wireless partnerships, which continue to generate strong earnings and cash flow growth. Management believes the Company is well positioned for the challenges ahead.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2004 EARNINGS

North Pittsburgh Systems, Inc. has total assets of $151 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 72,900 access lines in its franchised local exchange territory and 58,717 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2004 EARNINGS

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
Total operating revenues	$26,795	$26,302	$80,991	$77,623
Total operating expenses	19,990	19,777	60,047	61,630

Net operating income	6,805	6,525	20,944	15,993
Other income, net	1,231	54	2,484	703

Income before income taxes	8,036	6,579	23,428	16,696
Provision for income taxes	3,315	2,709	9,662	6,883

Net income	$4,721	$3,870	$13,766	$9,813

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.31	$.26	$.92	$.65

Dividends per share	$.18	$.17	$.54	$.51

	September 30 2004	December 31 2003
Cash and temporary investments	$36,156	$32,026
Total assets	151,132	150,625
Total debt	25,453	27,767
Total shareholders’ equity	84,807	79,152